CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF JOBY AVIATION, INC.

Joby Aviation, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
FIRST: That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable the following amendments to the Certificate of Incorporation (the “Certificate of Incorporation”), and that such amendments be submitted to the stockholders of the Corporation for their consideration:
1.ARTICLE IV of the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:
“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 2,900,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 2,800,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.”
2.ARTICLE XIV of the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:
“The Corporation shall ensure it is in compliance with applicable provisions of law and regulations relating to ownership and control of a United States air carrier, including Title 49, United States Code, Section 40102 and interpretations and guidance thereof issued by the United States Department of Transportation or its successor, or as the same may be from time to time amended. The Bylaws shall contain provisions to implement this Article XIV, including, without limitation, provisions to ensure US ownership interest in, and actual control of, the air carrier, free from non-citizen ownership, control, and influence. At no time shall any air carrier operations be conducted if any determination of noncompliance as to ownership, control, or citizenship is made for the purposes of this Article XIV.”
SECOND: That at an annual meeting of the stockholders of the Corporation, the aforesaid amendments were duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: That except as hereby amended, the provisions of the Corporation’s Certificate of Incorporation shall remain in full force and effect.

    IN WITNESS WHEREOF, I have signed this Certificate of Amendment on this 11th day of June, 2025.
        JOBY AVIATION, INC.

    By: /s/ Kate DeHoff
    Name: Kate DeHoff
    Title: General Counsel and Corporate Secretary